Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Media Contact
Jon Puckett Vice President Investor Relations Affiliated Computer Services, Inc. 214-841-8281 Jon.Puckett@acs-inc.com	Kevin Lightfoot Vice President Corporate Communications Affiliated Computer Services, Inc. 214-841-8191 Kevin.Lightfoot@acs-inc.com

ACS Promotes Kevin Kyser to Chief Financial Officer
John Rexford continues as Executive Vice President
and member of Board of Directors

DALLAS, TEXAS: Sept. 18, 2007 — Affiliated Computer Services, Inc. (NYSE: ACS) today announced the promotion of Executive Vice President Kevin Kyser to Chief Financial Officer.

In his new capacity, Kyser will lead ACS’ finance organization, including the corporate controllership, treasury, tax, investor relations, audit, finance operations and strategic planning and analysis functions for the company’s worldwide operations. Since joining ACS in 1997, Kyser has served as Corporate Controller, directed the company’s investor relations group, served as CFO of the company’s Commercial Solutions Group and most recently served as Executive Vice President of Finance and Accounting. He is a Certified Public Accountant in the state of Texas.

John Rexford, who has served as Chief Financial Officer since November 2006, will continue as Executive Vice President with a focus on key corporate development initiatives including mergers and acquisitions. Rexford will continue to serve on the company’s Board of Directors.

“Kevin has been an important leader within ACS since he joined the company more than 10 years ago,” said President and CEO Lynn Blodgett. “His credentials, experience and business acumen are key attributes that will serve ACS well as the company pursues its goal of generating $10 billion of revenue by 2010.”

“John has been an exemplary financial and strategic leader since he joined ACS 11 years ago. While CFO, he provided essential leadership and stability to the company,” said Blodgett. “John will apply his knowledge of ACS and our industry, as well as his strategic experience, to further our proven acquisition and corporate development activities.”

Both will report to Blodgett and serve with other members of the company’s executive leadership in the Office of the Chairman. The appointments are effective immediately.

ACS, a global FORTUNE 500 company with 60,000 people supporting client operations reaching more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.